Exhibit 99.1 NEWS RELEASE

August 3, 2018
Noble Midstream Partners Reports Second Quarter 2018 Results
Houston, Texas - Noble Midstream Partners LP (NYSE: NBLX) (Noble Midstream or the Partnership) today reported second quarter 2018 results. The Partnership’s results are consolidated to include the non-controlling interests in the Partnership’s development companies (DevCos) retained by Noble Energy, Inc. (Noble Energy) as well as Greenfield Midstream, LLC’s (Greenfield Midstream) 45.6% ownership of Black Diamond Gathering, LLC (Black Diamond Gathering); however, certain results are shown as “attributable to the Partnership,” which excludes the aforementioned non-controlling interests retained by Noble Energy and Greenfield Midstream. Noble Midstream believes the results “attributable to the Partnership” provide the best representation of the ongoing operations from which the Partnership’s unitholders will benefit.
Second Quarter Highlights Include:

•	Net Income of $44 million, or $37 million attributable to the Partnership

•	Adjusted EBITDA[1] of $64 million, a 10% increase over the first quarter of 2018

•
Adjusted EBITDA[1] attributable to the Partnership of $49 million was in the upper half of guidance but down 9% on sequential basis due to the previously indicated fresh water activity shift from the Colorado River DevCo (100% owned by Partnership) to the Green River DevCo (25% owned by the Partnership)

•	Declared a 20% annual increase in distribution per unit to $0.5348, with a distribution coverage ratio[1] of 1.8x

•	Combined gathering and sales volumes for oil, gas and produced water were up 30% versus the first quarter of 2018

•	Increased total gathering dedicated acres in the DJ and Delaware basins by 5% to ~ 580,000 acres
“We achieved significant milestones during the quarter, including the continued build-out of our customer base and the completion of four major projects. All five Delaware Basin CGFs and the DJ Basin gathering system at Mustang are online for Noble Energy, while the Advantage Pipeline expansion is complete. This provides significant capital efficiency and a long future growth runway,” Terry R. Gerhart, Chief Executive Officer of Noble Midstream stated.

1 Adjusted EBITDA, DCF and Distribution Coverage Ratio are not Generally Accepted Accounting Principles (GAAP) measures. Definitions and reconciliations of these non-GAAP measures to their most directly comparable GAAP reporting measures appear in Schedule 4 of the financial tables which follow.

Other Recent Highlights:

•	Noble Midstream entered into a $500 million three-year unsecured term loan facility. Funds were used to repay borrowings on the revolving credit facility

Recent Commercial Agreements with Noble Energy
Noble Midstream today announced the following agreements with Noble Energy:

•
Establishment of full-field midstream service commercial terms with Noble Energy for the Green River DevCo, 25% owned by Noble Midstream, servicing the Mustang development area. Commercial terms include revised fees to reflect the change to a spec gathering system from a central gathering facility (CGF) as well as the use of enhanced completions for fresh water delivery

•
Establishment of a minimum fresh water delivery volume threshold in Wells Ranch (Colorado River DevCo, 100% owned by NBLX). The three-year volume commitment commences in 2019 at 50 thousand barrels of water per day (MBw/d) and increases to 60 MBw/d beginning in 2020

•
Noble Energy provided Noble Midstream an incremental dedication for oil transportation from the Wells Ranch CGF to Platteville following expiration of an existing third-party contract at year-end 2020. The contract term will extend 10 years following expiration of the existing arrangement

•
Noble Energy has assigned Noble Midstream its option to acquire up to 15% ownership in the EPIC NGL pipeline, which will transport NGLs from the Delaware Basin to the Gulf Coast. The option expires in early February 2019

Second Quarter 2018 Results
Combined oil and gas gathering and sales, produced water gathering, and fresh water delivery volumes were consistent with or above guidance ranges for the second quarter.
In the gathering business, oil and gas gathering volumes of 192 thousand barrels of oil equivalent per day (MBoe/d) were up 15% compared to first quarter 2018 volumes and reflect a full quarter of contribution from Black Diamond. The Partnership realized sequential growth in oil and gas gathering throughput growth at the Blanco River and

Laramie River DevCos. Produced water gathering throughput was up 84% from the first quarter of 2018 due to the increase in wells coming online in the Delaware Basin over the past several quarters.
Average fresh water delivered in the second quarter was 23% above the high end of guidance at 160 MBw/d but down 5% versus the first quarter of 2018. The Partnership delivered water to three completion crews on dedicated acreage in the DJ Basin, a similar level compared to the first quarter of 2018.
Second quarter investment income of $4.1 million is primarily comprised of approximately $1 million from the Partnership’s minority ownership in White Cliffs Pipeline LLC and approximately $3.1 million from the Partnership’s 50% ownership in the Advantage Pipeline, L.L.C.
Net income of $44 million in the quarter exceeded guidance. Depreciation and amortization increased compared to the first quarter due to the amortization of intangible assets related to customer contracts that were acquired during the Partnership's acquisition of all of the outstanding limited liability company interests in Saddle Butte Rockies Midstream, LLC and certain affiliates (collectively, Saddle Butte); however, depreciation and amortization came in below guidance.
Adjusted EBITDA1 was $64 million in the second quarter, or 10% above the prior quarter, while Adjusted EBITDA1 attributable to the Partnership was down 9% from the first quarter to $49 million due to the previously announced customer activity mix shift to the Green River DevCo (25% owned by the Partnership) from the Colorado River DevCo (100% owned by the Partnership). Quarterly adjustments to earnings include approximately $1.3 million in transaction expenses associated with the Saddle Butte acquisition.
In the second quarter, cash interest expense attributable to the Partnership was $4 million and maintenance capital expenditures attributable to the Partnership totaled $4.8 million, resulting in DCF1 attributable to the Partnership of $40 million and a distribution coverage ratio1 of 1.8x.
Blanco River DevCo
Oil and gas gathering volumes at Blanco River DevCo were up 47% compared to the first quarter of 2018. The Partnership connected 26 wells during the quarter. Combined oil and gas gathering capacity in the Delaware Basin now totals 115 MBoe/d from five CGFs, including 90 thousand barrels of oil per day (MBbl/d) and 150 million cubic feet of gas per day. The Billy Miner II CGF began operations in April 2018, and the Collier CGF was completed in mid-May 2018. Planning is currently underway for oil, gas, and produced water gathering services for a third-party in Reeves County. Services for approximately 13,000 acres dedicated to Noble Midstream Services will be provided through the Blanco River DevCo, with the first well anticipated in the third quarter of 2018.
Trinity River DevCo
Strong customer demand continued at the Advantage Pipeline system in the second quarter, with quarterly volumes of 105 MBbl/d up 19% from the first quarter of 2018 and up more than three times compared to levels at the time of the acquisition close in April 2017. Expansion of the Advantage Pipeline nameplate capacity to 200 MBbl/d from 150 MBbl/d was completed in July. For the compression segment, new build installed horsepower totaled 18,000 at mid-year.
Green River DevCo
Noble Midstream completed the oil, gas and produced water spec gathering system for Noble Energy’s Mustang development in the DJ basin in June and connected five wells to the system at the end of the quarter. Noble Midstream delivered fresh water to two completion crews in Mustang during the quarter.
Laramie River DevCo
Oil gathering and sales volumes, were up 31% compared to the first quarter of 2018. Black Diamond Gathering reported its first full quarter of throughput contribution in the second quarter of 2018 of 58 MBbl/d, representing a 5% increase since the end of January 2018. The Partnership connected a combined 103 wells during the quarter on Black Diamond's gathering system and the Partnership’s wholly-owned third party gathering system. Noble Midstream delivered fresh water to one completion crew in the Laramie River DevCo during the quarter.
Colorado River DevCo
Colorado River oil and gas gathering volumes were flat compared to the first quarter of 2018 at 93 MBoe/d despite a 65% sequential decline in well connections due to strong sustained well performance. Fresh water delivery volumes declined to almost zero as Noble Energy focused completion activity at Mustang in the Green River DevCo.

Capital Expenditures
Organic capital expenditures in the second quarter totaled $155 million and came in at the midpoint of guidance. Capital attributable to the Partnership of $71 million was within 1% of the high end of guidance. Gross and net capital by DevCo is as follows:

			2Q 2018 Capital Expenditures (in millions)
DevCo	Basin	NBLX Ownership	Gross	Net
Laramie River *	DJ	100%	$30	$23
Blanco River	Delaware	40%	$92	$37
Trinity River	Delaware	100%	$3	$3
Colorado River	DJ	100%	$—	$—
San Juan River	DJ	25%	$1	$—
Green River	DJ	25%	$29	$7
Total Organic Capital Expenditures			$155	$71
Acquisition Capital Expenditures			$—	$—
Total Capital Expenditures			$155	$71

*	Includes capital expenditures for Black Diamond, which is 54.4% owned by Noble Midstream.
Quarterly Distribution
On July 26, 2018, the Board of Directors of Noble Midstream’s general partner, Noble Midstream GP LLC, declared a second quarter cash distribution of $0.5348 per unit, a 20% increase from the second quarter 2017 and 43% above the minimum quarterly cash distribution. The second quarter distribution is payable on August 13, 2018, to unitholders of record as of August 6, 2018.

Second Half and Full Year 2018 Guidance
2018 guidance, including third and fourth quarter details, for capital, volumes and key financial metrics can be found in the table below.
We anticipate continued gathering volume growth throughout this year as new projects as well as customer activity increases in the DJ begin contributing to results. Oil and gas gathering and sales volume is anticipated to grow 21% in the second half of 2018 above the first half average. Produced water gathering volumes are also expected to continue to set records as the average volume in the second half is expected to nearly double compared to the first half average. Second half 2018 fresh water delivery volumes are expected to be 31% above the first half average, with the Partnership delivering fresh water to five completion crews on dedicated acreage compared to three in the first half of the year.

Full year 2018 gross oil and gas gathering and sales volume is anticipated to be 194 to 204 MBoe/d down from 200 to 235 MBoe/d, primarily reflecting year to-date actuals as well as our Sponsor's expected Delaware Basin activity changes later this year. Based on strong year to-date performance, we are raising full year 2018 fresh water delivery volume guidance to between 180 MBw/d and 200 MBw/d from 130 MBw/d to 190 MBw/d. We are adjusting produced water gathering throughput guidance to between 91 MBw/d and 99 MBw/d from 80 MBw/d to 110 MBw/d.
Full year 2018 EBITDA attributable to the Partnership is anticipated to be $215 million to $225 million, compared to prior guidance of $215 million to $235 million, with EBITDA attributable to the partnership increasing 13% in the second half of 2018 compared to the first half of the year. The second half of 2018 financial guidance is highlighted by DCF coverage of 1.9x to 2.1x in both the third and the fourth quarter. Full year 2018 coverage has been adjusted to 2.0x to 2.1x from 1.9x to 2.1x.
The Partnership has revised its gross capital guidance to approximately $530 million to $550 million from $500 million to $535 million, while capital attributable to the Partnership remains $270 million to $285 million. Over 70% of 2018 capital attributable to the Partnership was spent in the first half of the year completing major projects for our customers. The revised capital guidance reflects new customer additions in the DJ and Delaware Basins as well as higher spending on infrastructure for Noble Energy at Blanco River DevCo and Green River Devco, partially offset by lower capital expenditures at Laramie River DevCo.

			Guidance
	1Q18	2Q18	3Q18			4Q18			FY 2018
Gross Volumes
Oil Gathered (MBbl/d)¹	135	158	165	-	180	180	-	195	160	-	167
Gas Gathered (MMcf/d)	191	206	210	-	230	225	-	245	208	-	218
Oil and Gas Gathered (MBoe/d)¹	167	192	200	-	218	218	-	236	194	-	204
Produced Water Gathered (MBw/d)	47	86	100	-	115	130	-	145	91		99
Fresh Water Delivered (MBw/d)	168	160	190	-	230	200	-	240	180	-	200

Financials ($MM)
Net Income	$39	$44	$43	-	$47	$54	-	$59	$181	-	$191
Gross Adjusted EBITDA[2]	$58	$64	$65	-	$70	$77	-	$83	$265	-	$275
Net Adjusted EBITDA[2]	$54	$49	$55	-	$59	$57	-	$62	$215	-	$225
Distributable Cash Flow[2]	$47	$40	$46	-	$50	$48	-	$53	$181	-	$191
Distribution Coverage Ratio[2,3]	2.3x	1.8x	1.9x	-	2.1x	1.9x	-	2.1x	2.0x	-	2.1x

Gross Capital, Excluding Acquisitions	$249	$155	$71	-	$80	$55	-	$66	$530	-	$550
Net Capital, Excluding Acquisitions	$128	$71	$40	-	$50	$31	-	$36	$270	-	$285

Further details with respect to the second quarter results and guidance can be found in the supplemental presentation on the Partnership's website, www.nblmidstream.com.

1 Includes crude oil sales volume

2 Results “attributable to the Partnership” exclude the non-controlling interests in the DevCos retained by Noble Energy. Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are not financial measures calculated in accordance with Generally Accepted Accounting Principles (GAAP). For definitions of these non-GAAP measures, see Schedule 4 of the financial tables which follow.

3 Assumes 20% annualized distribution growth

Conference Call
Noble Midstream will host a webcast and conference call today at 10:00 a.m. Central Time to discuss second quarter 2018 financial and operational results and updated 2018 guidance. The live audio webcast and related presentation material is accessible on the ‘Investors’ page of the Partnership’s website at www.nblmidstream.com. Conference call numbers for participation are 877-883-0383, or 412-902-6506 for international calls. The passcode number is 1915404. A replay of the conference call will be available at the same web location following the event.
About Noble Midstream Partners
Noble Midstream Partners LP is a growth-oriented master limited partnership formed by Noble Energy, Inc. to own, operate, develop and acquire domestic midstream infrastructure assets. Noble Midstream currently provides crude oil, natural gas, and water-related midstream services in the DJ Basin in Colorado and the Delaware Basin in Texas. For more information, please visit www.nblmidstream.com.

This news release contains certain “forward-looking statements” within the meaning of federal securities law. Words such as “anticipates”, “believes”, “expects”, “intends”, “will”, “should”, “may”, “estimates”, and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect the Partnership’s current views about future events. No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, our customers’ ability to meet their drilling and development plans, changes in general economic conditions, competitive conditions in the Partnership’s industry, actions taken by third-party operators, gatherers, processors and transporters, the demand for crude oil and natural gas gathering and processing services, the Partnership’s ability to successfully implement its business plan, the Partnership’s ability to complete internal growth projects on time and on budget, the price and availability of debt and equity financing, the availability and price of crude oil and natural gas to the consumer compared to the price of alternative and competing fuels, and other risks inherent in the Partnership’s business, including those described under “Risk Factors” and “Forward-Looking Statements” in the Partnership’s most recent Annual Report on Form 10-K and in other reports we file with the Securities and Exchange Commission. These reports are also available from the Partnership’s office or website, www.nblmidstream.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Midstream does not assume any obligation to update forward-looking statements should circumstances, management’s estimates, or opinions change.
This news release also contains certain non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating Noble Midstream’s overall financial performance. Please see the attached schedules for reconciliations of the non-GAAP financial measures used in this news release to the most directly comparable GAAP financial measures.
This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b) that 100% of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.  Nominees, and not the Partnership, are treated as withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Contact:
Megan Repine
Investor Relations
(832) 639-7380
megan.repine@nblmidstream.com

Schedule 1
Noble Midstream Partners LP
Revenue and Throughput Volume Statistics
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Colorado River DevCo LP
Crude Oil Gathering Volumes (Bbl/d)	65,289	53,763	65,910	49,025
Natural Gas Gathering Volumes (MMBtu/d)	217,202	158,216	212,551	152,355
Produced Water Gathering Volumes (Bbl/d)	20,829	12,609	18,537	10,841
Fresh Water Delivery Volumes (Bbl/d)	1,116	113,824	51,219	93,935
Gathering and Fresh Water Delivery Revenues — Affiliate (in thousands)	$39,236	$44,730	$91,510	$80,941

San Juan River DevCo LP
Fresh Water Delivery Volumes (Bbl/d)	—	20,067	—	37,759
Gathering and Fresh Water Delivery Revenues — Affiliate (in thousands)	$(779)	$7,946	$(332)	$20,463

Green River DevCo LP
Crude Oil Gathering Volumes (Bbl/d)	108	—	54	—
Natural Gas Gathering Volumes (MMBtu/d)	172	—	87	—
Produced Water Gathering Volumes (Bbl/d)	236	—	119	—
Fresh Water Delivery Volumes (Bbl/d)	112,379	—	67,437	—
Gathering and Fresh Water Delivery Revenues — Affiliate (in thousands)	$17,888	$—	$21,332	$—

Blanco River DevCo LP
Crude Oil Gathering Volumes (Bbl/d)	21,506	—	17,978	—
Natural Gas Gathering Volumes (MMBtu/d)	48,743	—	44,248	—
Produced Water Gathering Volumes (Bbl/d)	59,682	—	42,927	—
Gathering Revenues — Affiliate (in thousands)	$9,018	$—	$15,776	$—

Laramie River DevCo LP
Crude Oil Gathering and Sales Volumes (Bbl/d) (1)	70,761	—	61,787	—
Natural Gas Gathering Volumes (MMBtu/d)	1,970	—	1,489	—
Produced Water Gathering Volumes (Bbl/d)	5,665	—	5,222	—
Fresh Water Delivery Volumes (Bbl/d)	46,379	50,326	45,132	25,302
Gathering and Fresh Water Delivery Revenues — Third Party (in thousands)	$54,446	$3,666	$87,028	$3,666

Trinity River DevCo LLC (Delaware Basin)
Natural Gas Compression Volumes (MMBtu/d)	30,468	—	25,632	—
Gathering Revenues — Affiliate (in thousands)	$582	$—	$967	$—

Total Gathering Systems
Crude Oil Gathering and Sales Volumes (Bbl/d)	157,664	53,763	145,729	49,025
Natural Gas Gathering Volumes (MMBtu/d)	268,087	158,216	258,375	152,355
Barrels of Oil Equivalent (Boe/d)	192,034	74,047	178,854	68,558
Produced Water Gathering Volumes (Bbl/d)	86,412	12,609	66,805	10,841
Natural Gas Compression Volumes (MMBtu/d)	30,468	—	25,632	—
Gathering Revenues (in thousands)	$98,216	$32,328	$169,920	$60,737

Total Fresh Water Delivery
Fresh Water Delivery Volumes (Bbl/d)	159,874	184,217	163,788	156,996
Fresh Water Delivery Revenues (in thousands)	$22,175	$24,014	$46,361	$44,333

(1)	Includes crude oil gathering volumes as well as crude oil that is sold to customers and transported on our gathering systems.

Schedule 2
Noble Midstream Partners LP
Consolidated Statement of Operations
(in thousands, except per unit amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Midstream Services Revenues
Crude Oil, Natural Gas and Produced Water Gathering — Affiliate	$46,871	$32,328	$89,895	$60,737
Crude Oil, Natural Gas and Produced Water Gathering — Third Party	$9,767	$—	16,337	—
Fresh Water Delivery — Affiliate	19,074	20,348	39,358	40,667
Fresh Water Delivery — Third Party	3,101	3,666	7,003	3,666
Crude Oil Treating — Affiliate	979	1,169	1,934	2,436
Crude Oil Sales — Third Party	41,578	—	63,688	—
Other — Affiliate	—	272	—	591
Other — Third Party	601	—	1,489	—
Total Revenues	121,971	54,117	219,704	104,431
Costs and Expenses
Cost of Crude Oil Sales	40,012	—	61,451	—
Direct Operating	18,393	14,293	35,541	25,694
Depreciation and Amortization	16,371	2,472	27,700	4,921
General and Administrative	4,980	3,452	15,422	6,194
Total Operating Expenses	79,756	20,217	140,114	36,809
Operating Income	42,215	37,566	79,590	71,288
Other (Income) Expense
Interest Expense, Net of Amount Capitalized	1,681	100	2,714	367
Investment Income	(4,091)	(1,641)	(6,959)	(2,706)
Total Other Income	(2,410)	(1,541)	(4,245)	(2,339)
Income Before Income Taxes	44,625	39,107	83,835	73,627
State Income Tax Provision	183	—	257	—
Net Income	44,442	39,107	83,578	73,627
Less: Net Income Attributable to Noncontrolling Interests	7,858	7,515	7,633	17,693
Net Income Attributable to Noble Midstream Partners LP	36,584	31,592	75,945	55,934
Less: Net Income Attributable to Incentive Distribution Rights	1,134	92	1,953	92
Net Income Attributable to Limited Partners	$35,450	$31,500	$73,992	$55,842

Net Income Attributable to Limited Partners Per Limited Partner Unit — Basic and Diluted
Common Units	$0.90	$0.98	$1.87	$1.75
Subordinated Units	$0.90	$0.98	$1.87	$1.75

Weighted Average Limited Partner Units Outstanding — Basic
Common Units	23,686	16,127	23,684	16,015
Subordinated Units	15,903	15,903	15,903	15,903
Total Limited Partner Units	39,589	32,030	39,587	31,918

Weighted Average Limited Partner Units Outstanding — Diluted
Common Units	23,700	16,137	23,699	16,024
Subordinated Units	15,903	15,903	15,903	15,903
Total Limited Partner Units	39,603	32,040	39,602	31,927

Schedule 3
Noble Midstream Partners LP
Consolidated Balance Sheet
(in thousands, unaudited)

	June 30, 2018		December 31, 2017
ASSETS
Current Assets
Cash and Cash Equivalents	$16,202		$18,026
Restricted Cash	—	—	37,505
Accounts Receivable — Affiliate	25,631		27,539
Accounts Receivable — Third Party	20,085		2,641
Crude Oil Inventory	3,314		—
Other Current Assets	3,896		389
Total Current Assets	69,128		86,100
Property, Plant and Equipment
Total Property, Plant and Equipment, Gross	1,331,831		706,039
Less: Accumulated Depreciation and Amortization	(58,414)		(44,271)
Total Property, Plant and Equipment, Net	1,273,417		661,768
Intangible Assets, Net	326,485		—
Goodwill	111,145		—
Investments	81,234		80,461
Deferred Charges	3,056		1,429
Total Assets	$1,864,465		$829,758
LIABILITIES
Current Liabilities
Accounts Payable — Affiliate	$2,951		$1,616
Accounts Payable — Trade	136,196		109,893
Other Current Liabilities	5,605		2,876
Total Current Liabilities	144,752		114,385
Long-Term Liabilities
Long-Term Debt	530,000		85,000
Asset Retirement Obligations	15,576		10,416
Other Long-Term Liabilities	2,466		3,727
Total Liabilities	692,794		213,528
EQUITY
Partners’ Equity
Limited Partner
Common Units (23,762 and 23,712 units outstanding, respectively)	667,830		642,616
Subordinated Units (15,903 units outstanding)	(151,256)		(168,136)
General Partner	1,134		520
Total Partners’ Equity	517,708		475,000
Noncontrolling Interests	653,963		141,230
Total Equity	1,171,671		616,230
Total Liabilities and Equity	$1,864,465		$829,758

Schedule 4
Noble Midstream Partners LP
Reconciliations of GAAP Financial Measures to Non-GAAP Financial Measures
Non-GAAP Financial Measures
This news release, the financial tables and other supplemental information include Adjusted EBITDA, Distributable Cash Flow, and Distribution Coverage Ratio, all of which are non-GAAP measures which may be used periodically by management when discussing our financial results with investors and analysts.
We define Adjusted EBITDA as net income before income taxes, net interest expense, depreciation and amortization, transaction expenses and unit-based compensation. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors, industry analysts, lenders and ratings agencies, to assess:

•	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing methods, historical cost basis or capital structure;

•	the ability of our assets to generate sufficient cash flow to make distributions to our partners;

•	our ability to incur and service debt and fund capital expenditures;

•	and the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
We define Distributable Cash Flow as Adjusted EBITDA less estimated maintenance capital expenditures and cash interest expense. Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash on a quarterly basis, and Distributable Cash Flow is one of the factors used by the board of directors of our general partner to help determine the amount of available cash that is available to our unitholders for a given period. We define Distribution Coverage Ratio as Distributable Cash Flow divided by total distributions declared. The Distribution Coverage Ratio is used by management to illustrate our ability to make our distributions each quarter.
We believe that the presentation of Adjusted EBITDA, Distributable Cash Flow, and Distribution Coverage Ratio provide information useful to investors in assessing our financial condition and results of operations. The GAAP measure most directly comparable to Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio is net income. Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio exclude some, but not all, items that affect net income, and these measures may vary from those of other companies. As a result, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio as presented herein may not be comparable to similarly titled measures of other companies.
Noble Midstream does not provide guidance on the reconciling items between forecasted Net Income, forecasted Adjusted EBITDA, forecasted Distributable Cash Flow and forecasted Distribution Coverage Ratio due to the uncertainty regarding timing and estimates of these items. Noble Midstream provides a range for the forecasts of Net Income, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio to allow for the variability in timing and uncertainty of estimates of reconciling items between forecasted Net Income, forecasted Adjusted EBITDA, forecasted Distributable Cash Flow and forecasted Distribution Coverage Ratio. Therefore, the Partnership cannot reconcile forecasted Net Income to forecasted Adjusted EBITDA, forecasted Distributable Cash Flow or forecasted Distribution Coverage Ratio without unreasonable effort.
In addition to Net Income, the GAAP measure most directly comparable to Adjusted EBITDA and Distributable Cash Flow is net cash provided by operating activities. Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Due to the forward-looking nature of net cash provided by operating activities, management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as future impairments and future changes in working capital. Accordingly, Noble Midstream is unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measures to net cash provided by operating activities. Amounts excluded from these non-GAAP measures in future periods could be significant.

Schedule 4 (Continued)
Noble Midstream Partners LP
Reconciliations of GAAP Financial Measures to Non-GAAP Financial Measures

Reconciliation of Net Income (GAAP) to Adjusted EBITDA and Distributable Cash Flow (Non-GAAP)
(in thousands, unaudited)

	Three Months Ended June 30,
	2018	2017
Reconciliation from Net Income (GAAP)
Net Income and Comprehensive Income (GAAP)	$44,442	$39,107
Add:
Depreciation and Amortization	16,371	2,472
Interest Expense, Net of Amount Capitalized	1,681	100
State Income Tax Provision	183	—
Transaction and Integration Expenses	1,280	—
Unit-Based Compensation	393	206
Adjusted EBITDA (Non-GAAP)	64,350	41,885
Less:
Adjusted EBITDA Attributable to Noncontrolling Interests	15,691	8,005
Adjusted EBITDA Attributable to Noble Midstream Partners LP (Non-GAAP)	48,659	33,880
Less:
Cash Interest Paid	4,030	593
Maintenance Capital Expenditures	4,772	2,951
Distributable Cash Flow of Noble Midstream Partners LP (Non-GAAP)	$39,857	$30,336
Distributions (Declared)	$22,306	$16,089
Distribution Coverage Ratio (Declared)	1.8x	1.9x

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Adjusted EBITDA
and Distributable Cash Flow (Non-GAAP)
(in thousands, unaudited)

	Three Months Ended June 30,
	2018	2017
Reconciliation from Net Cash Provided by Operating Activities (GAAP)
Net Cash Provided by Operating Activities (GAAP)	$59,469	$42,302
Add:
Interest Expense, Net of Amount Capitalized	1,681	100
Changes in Operating Assets and Liabilities	228	(826)
Transaction and Integration Expenses	1,280	—
Change in Income Tax Payable	183	—
Other Adjustments	1,509	309
Adjusted EBITDA (Non-GAAP)	64,350	41,885
Less:
Adjusted EBITDA Attributable to Noncontrolling Interests	15,691	8,005
Adjusted EBITDA Attributable to Noble Midstream Partners LP (Non-GAAP)	48,659	33,880
Less:
Cash Interest Paid	4,030	593
Maintenance Capital Expenditures	4,772	2,951
Distributable Cash Flow of Noble Midstream Partners LP (Non-GAAP)	$39,857	$30,336
Distributions (Declared)	$22,306	$16,089
Distribution Coverage Ratio (Declared)	1.8x	1.9x

Schedule 4 (Continued)
Noble Midstream Partners LP
Reconciliations of GAAP Financial Measures to Non-GAAP Financial Measures

Reconciliation of 2018 GAAP Guidance to 2018 Non-GAAP Guidance
(in millions, unaudited)

	2018 Guidance
	3Q18	4Q18	Full Year
Reconciliation from Net Income (GAAP) to Distributable Cash Flow (Non-GAAP)
Net Income and Comprehensive Income (GAAP)	$43 - $47	$54 - $59	$181 - $191
Add:
Depreciation and Amortization	18	19	65
Interest Expense, Net of Amount Capitalized	4	4	11
Unit-Based Compensation	0	0	2
Transaction Expenses	—	—	7
Income Tax Provision (Benefit)	0	0	0
Adjusted EBITDA (Non-GAAP)	65 - 70	$77 - $83	$265 - $275
Adjusted EBITDA Attributable to Noncontrolling Interests	10	20	50
Adjusted EBITDA Attributable to the Partnership	$55 - $59	$57 - $62	$215 - $225
Less:
Maintenance Capital Expenditures and Cash Interest Paid	9	9	34
Distributable Cash Flow	$46 - $50	$48 - $53	$181 - $191
Distribution Coverage Ratio	1.9x - 2.1x	1.9x - 2.1x	2.0x - 2.1x